Exhibit 99.1

DSS Completes Impact BioMedical Acquisition

August 21, 2020

ROCHESTER, N.Y., Aug. 21, 2020 (GLOBE NEWSWIRE) — Document Security Systems, Inc. (“DSS” or the “Company”) (NYSE American: DSS), a multinational company operating businesses focusing on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets, is pleased to announce the closing of the Company’s acquisition of Impact BioMedical.

“We are excited to report the official closing of our Impact BioMedical acquisition,” stated Frank D. Heuszel, CEO of DSS. “This transaction is a major milestone for DSS and provides us the opportunity to follow through on our vision of sharing the economic benefits of our success with our shareholders.”

The Company’s long-term plans for Impact BioMedical include taking it public through an initial public offering (“IPO”). As previously announced, in concert with this public offering, DSS anticipates a proposed two-part dividend of Impact BioMedical shares to its shareholders (except to controlling shareholders of DSS and the Chairman’s group of companies), whereby for every one DSS share of common stock held, the shareholder would be entitled to a bonus of four Impact Shares, the Bonus shares. The first tranche of the planned Bonus share dividend intends to provide shareholders with two shares of Impact BioMedical for every share of DSS they hold. The DSS Board of Directors is expected to meet in the immediate future to set a record date for this tranche. The second tranche of the planned Bonus share dividend is expected to provide an additional two shares of Impact BioMedical to the DSS shareholders of record on the date of the proposed IPO of Impact BioMedical. The issuance of the Bonus shares would occur after the registration and the IPO of Impact BioMedical’s shares. While there can be no assurance that Impact BioMedical will be taken public and/or that any Bonus share distribution will occur, particularly due to unforeseen circumstances including fulfilling the pre-requisite criteria during the IPO application process and market forces beyond the Company’s control, it is the intention of management and the Board to take Impact BioMedical public and to reward DSS shareholders via the issuance of Bonus shares.

DSS announced its acquisition of Impact BioMedical in March 2020. Impact BioMedical’s ownership of a suite of antiviral and medical technologies has been valued at $382 million by Destum Partners, known globally for its high level of expertise and capability in independently valuing and advising on pharmaceutical technology. On May 26, 2020, Impact BioMedical disclosed that it received a valuation of $933 million for this suite of technology from a different independent valuation firm. Unlike the previous valuation, the new valuation takes into consideration numerous additional disease applications of the suite of antiviral and medical technologies.

About Impact BioMedical, Inc.

Impact BioMedical, Inc. (“Impact BioMedical”) is a wholly owned direct subsidiary of Global BioMedical Pte. Ltd., which in turn is a wholly owned direct subsidiary of Singapore eDevelopment Limited, a company listed on the Singapore Exchange. Impact BioMedical strives to leverage its scientific know-how and intellectual property rights to provide solutions that have been plaguing the biomedical field for decades. By tapping into the scientific expertise of GRDG Sciences, LLC, Impact BioMedical pledges to undertake a concerted effort in the R&D, drug discovery and development for the prevention, inhibition, and treatment of neurological, oncological and immuno related diseases. For more information on Impact BioMedical visit http://impbio.com/.

About Document Security Systems, Inc.

DSS is a multinational company operating businesses focused on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders will receive shares in its subsidiaries as DSS strategically spins them out into IPOs. Its historic business revolves around counterfeit deterrent and authentication technologies, smart packaging, and consumer product engagement. DSS is led by its Chairman and largest shareholder, Mr. Fai Chan, a highly successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. He has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information on DSS visit http://www.dsssecure.com.

Investor Contact:

Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.